Exhibit 99.4

STRICTLY PRIVATE & CONFIDENTIAL

June 11, 2021

Richard Chin, M.D.

Chief Executive Officer

Kindred Biosciences, Inc.

1555 Bayshore Highway, Suite #200

Burlingame, CA 94010

Dear Dr. Chin,

Reference is made to that letter agreement (the “Letter Agreement”), dated as of May 31, 2021, between Kindred Biosciences, Inc. (the “Company”) and Elanco Animal Health Incorporated (“Elanco”). In accordance with Section 7 of the Letter Agreement, the Company and Elanco hereby agree to amend the Letter Agreement as set forth below.

1.	Definition of Exclusivity Period. The definition of “Exclusivity Period” in Section 2(c) of the Letter Agreement shall be amended and restated as follows:

“Exclusivity Period” means the period commencing at 12:00 a.m. New York City time on June 1, 2021 and ending at 9:30 a.m. New York City Time on June 16, 2021.

2.	Other Terms. The provisions of Sections 4, 5, 6 and 7 of the Letter Agreement shall apply mutatis mutandis to this amendment.

3.	Full Force and Effect. Except as specifically amended hereby, the parties hereto acknowledge and agree that all of the terms and provisions set forth in the Letter Agreement remain in full force and effect in all respects.

[Remainder of the page intentionally left blank.]

Very truly yours,

ELANCO ANIMAL HEALTH INCORPORATED

By:	/s/ Aaron L. Schacht

Name:	Aaron L. Schacht
Title:	Executive Vice President of Innovation, Regulatory & Business Development

Agreed and accepted:

kindred biosciences, INC.

By:	/s/ Richard Chin

Name:	Richard Chin
Title:	CEO

[Signature page to Amendment to Exclusivity Letter]